Exhibit 10.41
INTEL CORPORATION
2006 DEFERRAL PLAN FOR
OUTSIDE DIRECTORS
Effective November 15, 2006
Intel Corporation, a Delaware Corporation, and its Subsidiaries (hereinafter collectively “Intel” or the “Company”) hereby amend and restate the Deferral Plan for Outside Directors, originally adopted on July 1, 1998.
1. PURPOSE
     The purpose of this Intel Corporation 2006 Deferral Plan for Outside Directors (the “Plan”) is to advance the interests of the Company in such a manner as to attract, motivate and retain the best available individuals to serve as Outside Directors (as defined herein). This Plan permits Outside Directors to elect to defer all or part of their Director’s Cash Compensation or to receive their entire Director’s Cash Compensation in the form of Restricted Stock Units (“RSUs”) issued through Intel’s Equity Plan.
2. DEFINITIONS
     (a) “Beneficiary” or “Beneficiaries” means the individuals, trusts or other entities designated by a Participant in writing pursuant to Section 9( b)(iv) of the Plan to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the persons specified in Section 9(b)(v) of the Plan.
     (b) “Benefit” means the amount credited to a Participant’s Cash Deferral Account pursuant to such Participant’s Election Form plus dividend credits pursuant to Section 6(b).
     (c) “Board” means the Board of Directors of the Company.
     (d) “Closing Price” means the closing price, or last reported sales price, as the case may be of the Company’s Common Stock on the NASDAQ Stock Market , or the primary national securities exchange on which the Common Stock is traded as of the applicable date; provided, however, that if no closing price or last reported sales price is available for such date, “Closing Price” means the closing price or last reported sales price, as the case may be, of the Company’s Common Stock as of the next most recent date for which a price is available.

     (e) “Code” means the Internal Revenue Code of 1986, as amended from time to time and any reference to a section of the Code shall include any successor provision of the Code.
     (f) “Common Stock” means the common stock of the Company.
     (g). “Company” means Intel Corporation, a Delaware Corporation, and its Subsidiaries.
     (h) “Election Form” means the Outside Director Annual Compensation and Restricted Stock Units (RSUs) Election Form.
     (i) “Deferred Compensation Unit” means a unit equal in value to one share of Common Stock and posted to a Participant’s Cash Deferral Account for the purpose of measuring the Benefits payable under the Plan. The number of Deferred Compensation Units in a Participant’s Cash Deferral Account or posted to a Participant’s Cash Deferral Account shall be rounded to the nearest one-hundredth. In the event that shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation (whether by reason of merger, consolidation, recapitalization, split-up, combination of shares or otherwise), or if the number of shares of Common Stock shall be increased through a stock split or the payment of a stock dividend, then there shall be substituted for or added to each Deferred Compensation Unit the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be.
     (j) “Director’s Cash Compensation” of an Outside Director for any Plan Year means that individual’s total annual retainer, and any fees received for performance of the Outside Director’s functions, including fees for attendance or participation at meetings and for serving on a Board Committee or as a Committee or Board Chair. “Director’s Cash Compensation” for purposes of this plan shall not include expense reimbursements or annual grants made under the Equity Plan.
     (k) “Early Cash Benefit Distribution Date” means a date specified by the Participant in the Election Form and which is at least twenty-four (24) full calendar months after the date the Participant’s Election Form is received by the Company.
     (l) “Effective Date” means the date on which this Plan became effective, i.e., November 15, 2006.
     (m) “Equity Plan” means the Intel 2006 Equity Incentive Plan as amended from time to time or any equivalent plan which permits equity grants to Outside Directors.
     (n) “Enrollment Period” means the period from December 1 to December 31 of the calendar year prior to the Plan Year to which an Election Form applies. The Enrollment Period for any newly elected Outside Director shall be any time up to thirty

(30) days before the Outside Director takes office provided that the deferral election shall apply only to the Director’s Cash Compensation with respect to services performed after the election.
     (o) “Outside Director” means a member of the Board of Directors who is not an employee of the Company.
     (p) “Participant” means an Outside Director of the Company who has executed an Election Form and who, if cash has been deferred, maintains a Participant’s Cash Deferral Account in the Plan.
     (q) “Participant’s Cash Deferral Account ” means the account established for each Participant which shall be utilized solely as a device to measure and determine the amount of deferred Director’s cash compensation to be paid under the Plan
     (q) “Plan” means the “2006 Deferral Plan for Outside Directors” as set forth herein and as amended or restated from time to time.
     (r) “Plan Year” means January 1 through December 31.
     (s) “Regular Cash Distribution Date” means the date on which a Termination Event occurs.
     (s) “RSUs” means Restricted Stock Units issued through the Equity Plan. An RSU is an award of a right to receive, in cash or stock (as determined under the Equity Plan) the market value of one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the documents(s) evidencing the award.
     (t) “Share” shall mean a share of common stock, $.001 par value, of the Company or the number and kind of shares of stock or other securities which shall be substituted or adjusted for such shares as provided in Section 11 of the Equity Plan.
     (u) “Subsidiary” means any corporation or entity in which Intel Corporation owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.
     (v) “Termination Event” means an event constituting the cessation of a Participant’s status as a Director of the Company.
3. ADMINISTRATION OF THE PLAN
     (a) Administration by the Company. The Company shall be responsible for the general operation and administration of this Plan and for carrying out the provisions thereof.
     ( b) General Powers of Administration. The Plan shall be administered by the Company, as determined by the Corporate Secretary or his designee or delegate. The

Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to this Plan. No Participant or any Beneficiary shall have any legal or equitable interest in any asset of the Company.
     (c) Interpretation. This Plan is intended to comply with the requirements of Section 409A of the Code. In the event of any lack of clarity in the terms of this Plan, it shall be interpreted and administered in such a manner as to preserve the compliance of any Election Form with the requirements of Section 409A.
     (d) Claims Procedure. The Company shall notify a Participant in writing within ninety (90) days of the Participant’s written application for benefits of his eligibility or non-eligibility for benefits under the Plan. If the Company determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth (i) the specific reasons for such denial, (ii) a specific reference to the provision of the Plan on which the denial is based, (iii) description of any additional information or material necessary for the claimant to perfect his claim, and a description of why it is needed, and an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have his claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days. If a Participant is determined by the Company to be not eligible for benefits, or if the Participant believes that he is entitled to greater or different benefits, he shall have the opportunity to have his claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt by him of the notice issued by the Committee. Said petition shall state the specific reasons the Participant believes he is entitled to benefits or greater or different benefits. Within sixty (60) days after receipt by the Company of said petition, the Company shall afford the Participant (and his counsel, if any) an opportunity to present his position to the Company orally or in writing, and said Participant (or his counsel) shall have the right to review the pertinent documents, and the Company shall notify the Participant of its decision in writing within said sixty (60) day period, stating specifically the basis of said decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Company, but notice of this deferral shall be given to the Participant.
4. PARTICIPATION.
     (a) Eligibility to Participate. Each Outside Director may participate in this Plan.

     (b) Election to Participate. An Outside Director may become a Participant in the Plan by electing to defer compensation in accordance with the terms of this Plan during an Enrollment Period. An election to defer cash or receive RSUs in lieu of cash shall be executed by completing the Election Form which must be filed with the Company before the end of the Enrollment Period. The Election Form shall specify whether the Outside Director is electing to defer all or part of their Director’s Cash Compensation into Deferred Compensation Units or to receive all of their Director’s Cash Compensation in the form of RSUs. A person who first becomes an Outside Director after the beginning of a Plan Year shall make a deferral election within the first 30 days of taking office, provided that such election shall apply only to Director’s Cash Compensation with respect to services performed after the election. A deferral election made pursuant to an Election Form shall continue in effect for each succeeding Plan Year until modified by the Participant; provided, however, that no Early Cash Benefit Distribution contained in such election shall be given effect unless it complies with Section 7(b) of this Plan. No modification shall be given effect with respect to a Plan Year in which the modification is intended to apply unless that modification is made prior to the beginning of that Plan Year. An Election Form shall be irrevocable for a Plan Year as of the first day of such Plan Year.
     (c) Cessation of Participation. Participation in the Plan shall continue until all of the Benefits to which the Participant is entitled have been paid in full. RSUs granted in lieu of cash will be paid out as stated in the Notice of Grant.
5. ELECTION TO RECEIVE RSUs IN LIEU OF CASH
     (a) Beginning with the 2007 Plan Year, Outside Directors may elect to receive all of their Director’s Cash Compensation in the form of RSUs;
     (b) The election to receive RSUs in Lieu of Cash can only be made for a Plan Year if the Outside Director does not elect to defer cash under Section 6.
     (c) The election to receive RSUs must be made before the end of the Enrollment Period for the Plan Year. Newly eligible Outside Directors shall make an election to receive RSUs not later than the 30th day after taking office; provided that the election shall only apply to Director’s Cash Compensation with respect to services performed after the election.
     (d) RSUs in Lieu of Cash follow the vesting rules as set forth in the Equity Plan. Any elections to further defer ownership of the Common Stock received on vesting of RSUs will be made during the Enrollment Period on the Election Form.
6. ELECTION TO DEFER CASH INTO A PARTICIPANT’S CASH DEFERRAL ACCOUNT
     (a) Deferrals. If an Outside Director does not elect to receive RSUs (under Section 5) for a Plan Year, he may elect the amount of Director’s Cash Compensation to be deferred into his Participant’s Cash Deferral Account.

     (I) The Company shall post to the Participant’s Cash Deferral Account a number of Deferred Compensation Units equivalent to the amount of Director’s Cash Compensation specified in the Election Form in effect for the Plan Year;
     (II) Deferrals of Director’s Cash Compensation (and the corresponding number of Deferred Compensation Units) relating to quarterly retainers shall be posted as of the last day of the fiscal quarter in which the Director’s Cash Compensation was earned. Deferrals of Director’s Cash Compensation (and the corresponding number of Deferred Compensation Units) relating to all other forms of Director’s Cash Compensation shall be posted as of the last day of the quarter in which the Director’s Cash Compensation was earned. Participant’s Cash Deferral Account shall be calculated by dividing: (i) the dollar amount of Director’s Cash Compensation deferred by (ii) the applicable Closing Price for the day as of which such Units are posted to the Participant’s Cash Deferral Account.
     (iii) Participant deferrals placed into the Participant’s Cash Deferral Account are 100% vested.
     (b) Dividend Credits. The Participant’s Cash Deferral Account will be credited, as of the applicable dividend payment date, with additional Deferred Compensation Units, equal to the per share dividend declared on the Company’s Common Stock times the number of Deferred Compensation Units posted to the Participant’s Cash Deferral Account as of the record date with respect to the declaration of such dividend divided by the Closing Price applicable to such record date.
     (c) Participant’s Cash Deferral Account Value. As of any date of valuation, the value of a Participant’s Cash Deferral Account will be equal to the value (at the Closing Price on such date) of the number of shares of Common Stock represented by the Deferred Compensation Units credited to the Participant’s Cash Deferral Account as of that date.
     (c) Distributions. The number of Deferred Compensation Units in a Participant’s Cash Deferral Account shall be debited for the amount of any distributions by dividing: (i) the dollar amount of the distribution by (ii) the Closing Price of the Company’s Common Stock applicable to the last trading day of the month with respect to which the distribution was made.
7. PARTICIPANT’S CASH DEFERRAL ACCOUNT BENEFITS
     (a) Timing of Distribution. The amounts credited to a Participant’s Cash Deferral Account shall be paid (or payment shall commence) within a reasonable time after the earlier of: (i) the Early Cash Benefit Distribution Date, if the Participant has made a valid election for early distribution of Benefits pursuant to Section 7(b) of this Plan, or (ii) the Regular Cash Distribution Date.

     (b) Early Cash Benefit Distribution. A Participant may elect for each Plan Year an Early Cash Benefit Distribution Date 100% of his or her Participant’s Cash Deferral Account related to that Plan Year Such election shall be made on the Participant’s Election Form and shall be irrevocable as to the date of distribution for the Plan Year(s) to which the Election Form applies.
     (i) No election of an Early Cash Benefit Distribution Date shall be given effect unless such election specifies an Early Cash Benefit Distribution Date which is at least twenty-four (24) full calendar months after the date the Participant’s Election Form is received by the Company.
     (ii) In the event a Participant has a Termination Event prior to his or her Early Cash Benefit Distribution Date, his or her election of an Early Cash Benefit Distribution Date shall not be given effect and distribution of the Participant’s Cash Deferral Account shall be made in accordance with Section 7(a) without regard to Section 7(a) (i).
8. DISTRIBUTION OF CASH BENEFITS
     (a) Form of Cash Benefit Distribution. Participants may elect on their Election Forms one of the following forms of cash benefits distributions for Regular Cash Distributions:
     (i) Annual installment payments over a five (5) year or a ten (10) year period; or
     (ii) A lump sum distribution.
Installment payments shall be available to a Participant only in the event the Participant elects to receive a distribution on a Regular Cash Distribution Date. Installment payments are not available for Early Cash Benefit Distributions. In the event a Participant has failed to elect a form of distribution, or if no record of such election can be found, the Participant shall receive annual payments over a ten (10) year period. Except for lump sum distributions, Benefit payments shall be a level annual amount for each calendar year, calculated using the balance in the Participant’s Cash Deferral Account at the beginning of the calendar year (or, in the case of the first calendar year, on the Early Cash Benefit Distribution Date or the Regular Cash Distribution Date) and dividing it by the total number of annual payments remaining in the entire payment period. The Benefits payment amount shall be adjusted at the beginning of each calendar year.
     (b) Death Benefits.
     (i) In the event a Participant dies after commencement of payment of Benefits, the remaining benefit payments, if any, shall be paid to the Participant’s Beneficiary in the same manner such Benefits would have been paid if the Participant had survived.

     (ii) In the event a Participant dies prior to the time benefits commence, the Participant’s Benefit shall be paid to the Beneficiary in the form elected by the Participant.
     (iii) Any Benefits which become payable under this Section 9 to the surviving spouse of a Participant shall be paid in a manner which will qualify such Benefits for a marital deduction in the estate of a deceased Participant under the terms of Section 2056 of the Code, and unless specifically directed by a Participant to the contrary pursuant to an effective beneficiary designation, any portion of a Participant’s Benefit payable to a surviving spouse which remains unpaid at the death of such spouse shall be paid to the spouse’s estate.
     (iv) Each Participant has the right to designate primary and contingent Beneficiaries for Benefits payable under the Plan. A beneficiary designation by a Participant shall be in writing on a form acceptable to the Company and shall only be effective upon delivery to the Company. A beneficiary designation may be revoked by a Participant at any time by delivering to the Company either written notice of revocation or a new beneficiary designation form. The beneficiary designation form last delivered to the Company prior to the death of a Participant shall control.
     (v) In the event there is no beneficiary designation on file with the Company, or all Beneficiaries designated by a Participant have predeceased the Participant, the benefits payable by reason of the death of the Participant shall be paid to the Participant’s spouse, if living; if the Participant does not leave a surviving spouse, to the Participant’s issue by right of representation; or, if there are no such issue then living, to the Participant’s estate. In the event there are Benefits remaining unpaid at the death of a sole Beneficiary and no successor Beneficiary has been designated, either by the Participant or the Participant’s spouse pursuant to Section 8(b) (iv), the remaining balance of such benefit shall be paid to the deceased Beneficiary’s estate; or, if the deceased Beneficiary is one of multiple concurrent Beneficiaries, such remaining Benefits shall be paid proportionally to the surviving Beneficiaries.
9. FUNDING OF PARTICIPANT’S CASH DEFERRAL ACCOUNT
     (a) Sources of Cash Benefits. All cash benefits under the Plan shall be paid when due by the Company out of its assets or from an irrevocable trust established by the Company for that purpose. If a Participant elects to receive RSUs in lieu of cash, the RSU will be issued through the Equity Plan.
     (b) Property of Company. Any amounts set aside for Benefits payable under the Plan are the property of the Company, except, and to the extent, of any assignment of such assets to an irrevocable trust.
     (c) No Claim on Specific Assets. No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the

Company such that the Participant would be subject to income taxation on his benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to benefits under the Plan shall be those of an unsecured general creditor of the Company.
10. OTHER PROVISIONS APPLICABLE TO PLAN
     (a) Benefits Inalienable. Except as provided in Section 8(b), the right of any Participant, any Beneficiary, or any other person to the payment of any Benefits under this Plan shall not be assigned, transferred, pledged or encumbered. Any amounts so set aside for Benefits payable under the Plan are the property of the Company, except, and to the extent, of any assignment of such assets to an irrevocable trust
     (b) Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.
     (c) Costs of Enforcement. If the Company, the Participant, any Beneficiary, or a successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.
     (d) Disputes. Any dispute or claim relating to or arising out of this Plan that cannot be resolved pursuant to the procedures set forth in Section 3(d) of this Plan shall be resolved in the following manner. The Participant or Beneficiary, as the case may be, on the one hand, and the senior management of the Company, on the other hand (collectively, the “Parties”), shall meet to attempt to resolve such disputes. If the disputes cannot be resolved by the Parties, either Party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within thirty days after such written notification, the parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty days after the one day mediation, either party may begin litigation proceedings.
     (e) Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflicts of law thereof, to the extent such construction is not pre-empted by any applicable federal law.
     (f) Entire Agreement. This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company other than those set forth or provided for herein.
     (g) Termination or Amendment of Plan.

     (i) This Plan may be amended by the Company at any time in its sole discretion by resolution of its Board or any committee to which its Board has delegated such authority to amend; provided, however, any amendment which would alter the irrevocable nature of an election or which would reduce the amount credited to a Participant’s Cash Deferral Account on the date of such amendment shall not be effective unless consented to in writing by the Participant or, if the Participant has died or is incompetent, the Participant’s Beneficiary or conservator.
     (ii) Notwithstanding the foregoing paragraph or any other provision in this Plan to the contrary, the Company reserves the right to terminate the Plan in its entirety at any time upon fifteen (15) days notice to the Participant. Any amounts not distributed after payment in full of all Benefits hereunder shall revert to the Company.